Exhibit 17

FINAL VERSION

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), NOR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAS BEEN TAKEN FOR INVESTMENT PURPOSES ONLY.  IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE LAW WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO BORROWER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

AMENDED AND RESTATED CONVERTIBLE
SECURED PROMISSORY NOTE

$2,500,000	Los Angeles, California

This Amended and Restated Convertible Secured Promissory Note (the “Note”) is hereby issued by eUniverse, Inc., a Delaware corporation (“Borrower”), to VP Alpha Holdings IV, L.L.C. (“Lender”).  This Note amends and restates in its entirety that certain Secured Promissory Note dated July 15, 2003 previously delivered by Borrower to Lender.

For Value Received, Borrower hereby unconditionally promises to pay to the order of Lender, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Principal Amount”).  Simple interest shall accrue from the date hereof on the unpaid principal amount of this Note at a rate equal to eight percent (8%) per annum.  Interest shall be calculated from and including the date of this Note to but not including the date such Principal Amount has been repaid in full.  Interest shall be calculated on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed and shall be paid as provided in Section 1 of this Note.

1.             Repayment.

(a)           This Note will mature and the Principal Amount shall become due upon the first to occur of the following (the “Maturity Date”): (i) the maturity date of that certain Second Amended and Restated Convertible Secured Promissory Note, dated as of March 28, 2003 of Borrower in favor of 550 Digital Media Ventures, Inc. (“550 DMV”), a wholly owned subsidiary of Sony Corporation of America, (ii) one year from the date hereof or (iii) if the stockholders of the Borrower fail to provide the approvals necessary to effect the conversion provisions of this Note at a stockholders’ meeting or in connection with a written consent solicitation (either such event, a “Stockholder Vote”) prior to January 31, 2004, ten (10) calendar days following the date of such failure or, if no such Stockholder Vote is held prior to such date, January 31, 2004.  Interest only shall be payable prior to the Maturity Date and shall be paid quarterly, with the first payment due on September 30, 2003.  Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest hereon may become due and payable upon the occurrence of an Event of Default as more fully described in the Note Purchase Agreement.

(b)           All payments shall be made in lawful money of the United States of America at such place as Lender may from time to time designate in writing to Borrower.  All payments shall be credited first to the expenses of collection (if any, and only if an Event of Default has occurred and is continuing), then to accrued interest then due and payable and the remainder applied to principal.  Borrower may prepay the Principal Amount, in whole or in part, without premium or penalty, upon not less than ten (10) days prior written notice to Lender.  Lender may, following receipt of such notice, elect to convert this Note in accordance with Section 18 hereof prior to the date specified for prepayment in such notice.

2.             Security Agreement.  This Note is entitled to the benefit of that certain Security Agreement, dated of even date herewith, between Lender and Borrower (the “Security Agreement”), pursuant to which Lender is granted a first priority security interest in the Collateral (as such term is defined in the Security Agreement), pari passu with the security interest of 550 DMV securing the 550 DMV Loan.  This Note shall be subject to the terms and conditions set forth in such Security Agreement.

3.             Note Purchase Agreement.  This Note was initially issued pursuant to a separate Secured Note Purchase Agreement, dated July 15, 2003, between Lender and Borrower (the “Note Purchase Agreement”) and is entitled to the benefits thereof.  This Note shall be subject to the terms and conditions set forth in such Note Purchase Agreement, together with the terms of this Note.

4.             Intercreditor Agreement.  This Note is subject to the terms and provisions of an Intercreditor Agreement, dated of even date herewith, between Lender, Borrower and 550 DMV (the “Intercreditor Agreement”).

5.             Default.  Subject to the terms of the Note Purchase Agreement, the Security Agreement and the Intercreditor Agreement, upon the occurrence of an Event of Default (as defined in the Note Purchase Agreement) the unpaid Principal Amount, all unpaid accrued interest thereon and all other amounts owing hereunder may, at the option of Lender, become immediately due and payable to Lender with the effects provided in each of the Note Purchase Agreement, the Intercreditor Agreement and the Security Agreement.

6.             Waiver.  Except as otherwise provided herein, Borrower waives presentment and written demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. BORROWER WAIVES ITS RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY CLAIMS ARISING UNDER THIS NOTE TO THE FULLEST EXTENT PERMITTED BY LAW.  The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the fullest extent permitted by law.

7.             Successors and Assigns; Assignment.  The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.  Lender may assign this Note to any of its affiliates. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to Borrower.  Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee.  Interest and principal are payable only to the registered holder of this Note.

8.             Shareholders, Officers and Directors Not Liable.  In the absence of fraud, no shareholder, officer or director of Borrower shall be liable for any amounts due or payable pursuant to this Note.

9.             Further Assurances.  Borrower shall, at any time and from time to time, upon the written request of Lender, execute and deliver to Lender such further documents and instruments (including, without limitation, financing statements in connection with Lender’s security interest granted hereby) and do such other acts and things as Lender may reasonably request in order to effectuate fully the purpose and intent of this Note.

10.          Subordination.  Lender hereby agrees that the first priority security interest granted to it pursuant to the terms of the Security Agreement shall be subordinate to a revolving, working capital line of credit obtained by the Company from a bona fide commercial lender for the primary purpose of covering day-to-day operational expenses incurred by the Company in the ordinary course of business, in an amount that does not exceed One Million Five Hundred Thousand Dollars ($1,500,000).  Lender agrees to execute such agreements and other documents as may be reasonably necessary to effectuate the subordination provided above.

11.          Governing Law.  This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

12.          Notices. Any notice required or permitted to be given hereunder shall be given in the manner set forth in the Note Purchase Agreement.

13.          Amendments and Waivers.  Any term of this Note may be amended only with the written consent of the Company and Lender.  Any amendment or waiver effected in accordance with this Section 13 shall be binding upon Borrower, Lender and each transferee of any Note.

14.          Expenses; Attorney’s Fees; Collection Costs.  If there has been an Event of Default (as defined in the Note Purchase Agreement), Lender shall be entitled to receive and Borrower agrees to pay all costs of enforcement and collection incurred by Lender in connection with such Event of Default, including, without limitation, attorney’s fees relating thereto.

15.          Loss of Note.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

16.          Maximum Interest.  In no event shall the amount of interest (and any other sums or amounts that are deemed to constitute interest under applicable legal requirements) due or payable in connection with the Note exceed the maximum rate of interest designated by applicable legal requirements (the “Maximum Amount”), and in the event such excess payment is inadvertently paid by Borrower or inadvertently received by Lender, then such excess sum shall be credited as a payment of principal on the Note, and if in excess of the outstanding principal amount of the Note, shall be immediately returned to Borrower upon such determination.  It is the express intent hereof that Borrower not pay and Lender not receive, directly or indirectly, interest in excess of the Maximum Amount.

17.          Construction and Interpretation.  The headings or titles of the sections of this Note are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Note. All provisions of this Note have been negotiated at arms length, each party having legal counsel, and this Note shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.  The language in this Note shall be construed as to its fair meaning and not strictly for or against any party.

18.          Conversion.  Lender may at its option elect to convert all or a portion of the outstanding Principal Amount and unpaid accrued interest thereon as of such date into shares of the Borrower’s Series C-1 Preferred Stock, par value $.10 per share (the “Series C-1 Preferred Stock”), in accordance with this Section 18 at any time after the date that any requisite stockholder approval for the issuance of Series C-1 Preferred Stock is obtained, subject to Section 1(a)(iii) of this Note.  The Lender shall notify Borrower in writing of the date on which such conversion is to be effectuated (such date, the “Conversion Date”).  The number of shares of Series C-1 Preferred Stock (calculated to the nearest whole share) to which Lender shall be entitled upon such conversion shall be determined by dividing the outstanding Principal Amount and unpaid accrued interest thereon to be converted by the Conversion Price of the Series C-1 Preferred Stock, determined in accordance with the Certificate of Designation of Series C-1 Convertible Preferred Stock.  On the Conversion Date, Lender shall surrender this Note to Borrower or its transfer agent, and Lender shall receive from Borrower share certificates evidencing the Series C-1 Preferred Stock in the name or names in which Lender wishes such certificate or certificates for the Series C-1 Preferred Stock to be issued and, if the entire Principal Amount is not converted, a replacement note in the amount of the unconverted Principal Amount.  If Lender is unable to deliver this Note, Lender shall notify Borrower or its transfer agent that such Note has been lost, stolen or destroyed and shall deliver to Borrower an acknowledgement that all or part of the obligations evidenced by this Note shall have been upon the Conversion Date deemed satisfied.  If the entire principal balance is not converted, Lender shall receive a replacement note in the amount of the unconverted principal amount.  If requested by Borrower, Lender shall execute an agreement reasonably satisfactory to Borrower to indemnify Borrower from any loss incurred by it in connection with inability of Lender to deliver such Note.

THIS NOTE HAS BEEN EXECUTED AND DELIVERED IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, UNITED STATES OF AMERICA. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, EXCLUDING CONFLICT OF LAWS PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.

BORROWER		Date:	October 31, 2003

EUNIVERSE, INC.

By:	/s/ Brett Brewer

Name: Brett Brewer
Title: President

[SIGNATURE PAGE TO AMENDED AND RESTATED SECURED CONVERTIBLE PROMISSORY NOTE]